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[FORETHOUGHT LOGO]


                       FORETHOUGHT LIFE INSURANCE COMPANY
                              [300 N. Meridian St.
                                   Suite 1800
                             Indianapolis, IN 46204]


                    RETURN OF PREMIUM DEATH BENEFIT RIDER III

This rider is issued as part of the Contract to which it is attached, and is effective on the Rider Effective Date. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract.

THIS RIDER PROVIDES A GUARANTEED MINIMUM DEATH BENEFIT (DB) THAT REPLACES THE STANDARD DEATH BENEFIT PROVIDED IN THE CONTRACT. THE DETERMINATION OF THE GUARANTEED MINIMUM DEATH BENEFIT AND HOW IT CAN CHANGE ARE DESCRIBED IN THIS RIDER. THE DEATH BENEFIT CANNOT BE WITHDRAWN IN A LUMP SUM PRIOR TO THE OWNER'S DEATH.

WE WILL PROVIDE YOU WITH A STATEMENT, NO LESS FREQUENTLY THAN ANNUALLY, THAT STATES YOUR THEN CURRENT DB, IN ACCORDANCE WITH THE REPORTS TO THE OWNER SECTION OF YOUR CONTRACT.

THIS RIDER IS SUBJECT TO INVESTMENT RESTRICTIONS, WHICH ARE DESCRIBED IN THE INVESTMENT RESTRICTIONS SECTION OF THIS RIDER.

THE GUARANTEED MINIMUM DEATH BENEFIT WILL TERMINATE UPON ASSIGNMENT OR CHANGE IN OWNERSHIP OF THE CONTRACT UNLESS THE NEW ASSIGNEE OR NEW OWNER MEETS QUALIFICATIONS SPECIFIED IN THE OWNERSHIP CHANGE AND REVOCATION/TERMINATION OF THE DEATH BENEFITS SECTIONS OF THIS RIDER.

This rider will terminate when the Contract terminates, including termination for violation of the Minimum Contract Value, and in other situations described in the Revocation/Termination of the Death Benefit section of this rider.

RIDER SPECIFICATIONS

RIDER EFFECTIVE DATE:  [                          ]

DB LIMIT ABOVE CONTRACT VALUE: [Not Applicable]

FEE INCREASE REVOCATION DATE: The [1st] anniversary of the Rider Effective Date.

INITIAL RIDER CHARGE: [0.15%]. This fee is charged on a quarterly basis and can change on any future Contract Anniversary, subject to a MAXIMUM RIDER CHARGE of: [0.75%].

PREMIUM LIMIT: Our approval is required for Premium Payments made after [1st] Contract Anniversary following the Rider Effective Date.

REVOCATION DATE: [5th] anniversary of the Rider Effective Date.

ICC15FLICROP


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                                TABLE OF CONTENTS

                                                                           PAGE

RIDER SPECIFICATIONS                                                           1

DEFINITIONS                                                                    3

RETURN OF PREMIUM DEATH BENEFIT                                                4

SUBSEQUENT PREMIUM PAYMENT IMPACT                                              4

PARTIAL WITHDRAWAL IMPACT                                                      4

LIMITATIONS ON THE DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE          4

SPOUSAL CONTINUATION                                                           4

OWNERSHIP CHANGE                                                               5

INVESTMENT RESTRICTIONS                                                        5

REVOCATION/TERMINATION OF THE DEATH BENEFIT                                    6

ISSUANCE RULES                                                                 6

RIDER CHARGE                                                                   6


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DEFINITIONS

Initial capitalized terms used that are not defined in this rider shall have the same meaning as those in Your Contract.

PREMIUM PAYMENT - The total amount of the initial and subsequent Premium Payments deposited into the Sub-Account(s) and Fixed Accounts, if applicable. Our approval is required for any subsequent Premium Payment received after the date indicated in Premium Limit as shown in the Rider Specifications.

REGISTERED INVESTMENT ADVISOR FEES - If You have purchased the Contract and this rider through a Registered Investment Adviser (RIA) who, for a fee, manages your Contract Value, You may elect to have the fee paid as a Partial Withdrawal out of your Contract Value under a RIA systematic withdrawal program that is offered by Us. We reserve the right to discontinue such program at any time upon advance notice to You.

RIDER EFFECTIVE DATE - The later of the Contract Issue Date or the date that this rider becomes part of Your Contract.


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RETURN OF PREMIUM DEATH BENEFIT

The following replaces the "DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE" section of Your Contract:

1. If this rider is effective on the Issue Date:

The DB before the Annuity Commencement Date and upon Our receipt of Due Proof of Death of the Owner is equal to the greater of the amounts determined in a) or b) below:

        a) Premium Payments adjusted for Partial Withdrawals or

        b) The Contract Value

2. If this rider is effective after the Issue Date:

The DB before the Annuity Commencement Date and upon Our receipt of Due Proof of Death of the Owner is equal to the greater of the amounts determined in a) or b) below:

        a) Contract Value on the Rider Effective Date plus subsequent Premium Payments received after the Rider Effective Date adjusted for Partial Withdrawals, or

        b) The Contract Value

We will provide you with a statement, no less frequently than annually, that states Your then current DB.

SUBSEQUENT PREMIUM PAYMENT IMPACT

Your DB will be increased by the dollar amount of a subsequent Premium Payment.

PARTIAL WITHDRAWAL IMPACT

All Partial Withdrawals except withdrawals for Registered Investment Advisor Fees, if applicable, will reduce Your DB by multiplying your DB by the following
Factor:

      Factor = 1 - (A/B) where:

        A = Partial Withdrawal; and

        B = Contract Value immediately prior to the Partial Withdrawal.

LIMITATIONS ON THE DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE

The Death Benefit before the Annuity Commencement Date under this rider may be limited. The Death Benefit cannot exceed the Contract Value at the time We receive due proof of death, plus the DB Limit above Contract Value amount shown in the Rider Specifications.

SPOUSAL CONTINUATION

This rider terminates upon the death of the Owner. If the spouse continues the Contract under the "Spouse Beneficiary" provision of the Contract, if eligible, We will increase the Contract Value to the DB value as of the Valuation Day We receive Due Proof of Death according to the future contribution allocation then in effect. The surviving spouse becomes the new Owner on the effective Valuation Day of the Spousal Continuation. This right may be exercised only once during the term of the Contract. The surviving spouse may re-elect this rider, subject to the election rules that are then in place.


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OWNERSHIP CHANGE

Any ownership change will result in the termination of this rider, except if after such ownership change the original Owner continues to be the beneficial Owner. A pro-rated share of the Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter.

INVESTMENT RESTRICTIONS

You must continuously comply with the following investment restrictions (Investment Restrictions) in order to receive rider benefits.

1. Unless We agree otherwise, You must invest, reinvest and rebalance Your Contract Value (including future investments) within an approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s) approved and designated by Us. The same may be amended, replaced or substituted from time to time by Us.

2. We reserve the right to add, replace or substitute approved asset allocation model(s), investment program(s), and Sub-Account(s). We reserve the right to remove, close or restrict any approved asset allocation model(s), investment program(s), or Sub-Account(s) to new or subsequent investments. We will notify You in writing of any such changes.

3. Any failure or refusal to promptly invest, maintain, reallocate and/or reinvest Your Contract Value within an approved asset allocation model(s), investment program(s), and Sub-Account(s), as the same may be amended, replaced or substituted from time to time, shall be deemed to be a violation of these Investment Restrictions, unless waived by Us. For the purposes of the foregoing, "promptly" shall mean 5 business days after posting notice of a directive to invest, maintain, reallocate and/or reinvest Your Contract Value as aforesaid. Any reinstatement of this rider following rider termination for violating Investment Restrictions may result in a recalculation of Your benefits. If the rider is terminated by us due to a failure to comply with these investment restrictions, You will have one opportunity to reinstate the rider by reallocating Your Contract Value in accordance with the prevailing investment restrictions. You will have a 5 day reinstatement period to do this. The reinstatement period will begin upon termination of the rider. Your right to reinstate the rider will be terminated if during the reinstatement period You make a subsequent Premium Payment, take a Partial Withdrawal, or make an Ownership Change. We will deduct a pro-rated Rider Charge on Your Quarterly Contract Anniversary following the reinstatement for the time period between the reinstatement date and Your first Quarterly Contract Anniversary following the reinstatement. Violation of these investment restrictions could result in a serious erosion of the value in this rider.

4. Any and all Sub-Account transfers required to ensure Your compliance with these Investment Restrictions shall not be used in determining the number of permissible transfers allowed during that Contract Year.

5. If You violate any of the terms of these Investment Restrictions, including a refusal to reallocate Your investments as set forth above, it will result in a termination of this rider. We will assess a pro-rated share of the Rider Charge and will no longer assess a Rider Charge thereafter.

6. By electing the rider, You hereby irrevocably agree and consent to Our sharing with Our affiliates and designees personal data regarding Your elections hereunder, including, but not limited to, Your Contract Value, asset allocation model, investment program, Partial Withdrawals, and lapsation data. You direct Us to share any such data to the extent that We believe necessary or desirable for Us in order for Us or an affiliate or designee of Ours to properly manage any of our guarantee obligations or any Sub-Account available hereunder.


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REVOCATION/TERMINATION OF THE DEATH BENEFIT

You may revoke this rider if: (i) The Company sponsors a conversion program on a non-discriminatory basis and You elect to participate in that program; or (ii) on or after the Fee Increase Revocation Date specified in the Rider Specifications, provided that the Rider Charge at the time of revocation is greater than the Rider Charge on the Rider Effective Date. You may also revoke this rider at any time after the Revocation Date, regardless of whether or not the Rider Charge has increased. If You revoke this rider, it cannot be re-elected by You and You cannot elect any other optional Death Benefit.

We may terminate this rider as provided under the following provisions of this rider: Spousal Continuation; Ownership Change; and Investment Restrictions. If We terminate this rider, it cannot be re-elected by You and You cannot elect any other optional Death Benefit, unless We sponsor a conversion program. This rider will also terminate on the Annuity Commencement Date.

The benefits under this rider cannot be directly or indirectly assigned, collateralized, pledged or securitized in any way. Any such actions will terminate this rider.

On the date this rider is terminated, a prorated share of the Rider Charge will be assessed, and will no longer be assessed thereafter.

ISSUANCE RULES

If this optional rider is not attached to Your Contract on the Issue Date of the Contract, We reserve the right to make this rider available to You after the Issue Date of the Contract.

If the Rider Effective Date is after the Issue Date of the Contract, the period between the Rider Effective Date and Your next Contract Anniversary will constitute a Contract Year.

If the Rider Effective Date is after the Issue Date of the Contract, all benefits under this rider will be calculated as of the Rider Effective Date and any prior values will be disregarded.

We reserve the right to make this benefit available through a company sponsored conversion program.

RIDER CHARGE

There is an additional charge for this rider. The Rider Charge may increase or decrease on each Contract Anniversary beginning with the first Contract Anniversary, subject to a maximum Rider Charge shown in the Rider Specifications. The charge will be assessed on each Quarterly Contract Anniversary based on Premium Payments adjusted for Partial Withdrawals as described in this rider. The Rider Charge will be deducted on each Quarterly Contract Anniversary on a prorated basis from the Sub-Account(s). We will notify You in writing of any change in the Rider Charge. You may not decline any increase or decrease in the Rider Charge. Refer to the Revocation/Termination of Death Benefit Section above for an explanation of Your right to terminate this Rider in the event of an increase in Rider Charge.

If the Rider Effective Date is after the Issue Date, the period between the Rider Effective Date and the next Contract Anniversary will constitute a Contract Year. The first Rider Charge will be prorated based on the number of days between the Rider Effective Date and the next Quarterly Contract Anniversary.

If this rider is revoked or terminated on any date other than a Quarterly Contract Anniversary, We will deduct a prorated portion of the Rider Charge from Your Contract Value as stated in the Revocation/Termination section of this rider. The prorated portion of the Rider Charge is equal to the annual Rider Charge percentage multiplied by Premium Payments adjusted for Partial Withdrawals prior to the revocation or termination, multiplied by the number of days since the last Quarterly Contract Anniversary, capped at 90 days, divided by 360.


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The Rider Charge will no longer be assessed upon attainment of the Annuity
Commencement Date or after the Valuation Day the rider is no longer effective. No Rider Charge will be assessed upon the death of an Owner or in the case of a non-natural Owner, the Annuitant.

SIGNED FOR FORETHOUGHT LIFE INSURANCE COMPANY
[
               /s/ Samuel Ramos                        /s/ Michael A. Reardon
              ----------------------                  ------------------------
                    SECRETARY                                PRESIDENT]


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